EXHIBIT 10.10

2020 AMENDMENT TO

COMPUTER TOWERS LEASE

This 2020 Amendment to the Computer Towers Lease (the “Amendment”) is made and entered into as of the 1st day of January 2020 by and between the SUNRAY TRUST (“Trust”) and GOFBA, INC., a California corporation (the “Corporation”).

RECITALS

This Agreement is made and entered into with respect to the following facts and circumstances:

A. The Trust and the Corporation entered into a Computer Towers Lease dated November 1, 2006 pursuant to which the Trust agreed to provide the Corporation with a portion of certain Computer Towers.

B. The Corporation does not require any additional computer towers for the 2020 year.

NOW THEREFORE, the monthly payment to the Trust shall now continue to be $87,516.00.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto affix their signatures below and execute this Amendment.

GOFBA, INC.		SUNRAY TRUST

By:	Bill DeLisi	By:	Anna Chin
Its:	Chief Operating Officer	Its:	Trustee